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 FORM 4
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[ ] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b).


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker Trading Symbol            6. Relationship of Reporting
                                                                                                   Person(s) to Issuer
    Troyna         Lawrence        J.       Fields Aircraft Spares, Inc. (FASI)                     (Check all applicable)
                                                                                                 [X] Director     [ ] 10% Owner
-----------------------------------------------------------------------------------------------  [ ] Officer(give [ ] Other (specify
 (Last)           (First)        (Middle)  3. IRS Identification   4. Statement for Month/Year        title below             below)
                                              Number of Reporting
         128 Mount Street                     Person, if an entity      January 1999               ------------------------------
------------------------------------------        (voluntary)      ---------------------------- ------------------------------------
               (Street)                                            5. If Amendment, Date        7. Individual or Joint/Group Filing
                                                                      of Original                   (Check Applicable Line)
                                                                      (Month/Year)                 [X] Form filed by One Reporting
                                                                                                       Person
                                                                                                   [ ] Form filed by More than One
 London              UK          WIY 5HA                                                               Reporting Person
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  (City)            (State)           (Zip)    TABLE 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 1. Title of Security          2. Trans-   3. Transaction  4. Securities Acquired(A)  5. Amount of       6.Owner-      7. Nature of
    (Instr. 3)                    action      Code            or Disposed of (D)         Securities        ship           Indirect
                                  Date        (Instr.8)       (Instr. 3,4 and 5)         Beneficially      Form:          Beneficial
                                  (Month/  --------------  -------------------------     Owned at End      Direct (D)     Ownership
                                   Day/                     Amount   (A) or   Price      of Month          or Indirect    (Instr.4)
                                   Year)    Code     V               (D)                 (Instr. 3 and 4)  (I) (Instr.4)
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       Common Shares            01/14/99     S               6,500     D      $4.90                             I          By Spouse
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       Common Shares            01/15/99     S               3,500     D      $4.90                             I          By Spouse
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       Common Shares            01/21/99    J(1)             6,500     A      $5.50                             I          By Spouse
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       Common Shares            01/25/99    J(1)             3,500     A      $5.99        20,000(2)            I          By Spouse
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       Common Shares                                                                       36,927               D          By Spouse
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction on 4(b)(v).


FORM 4 (CONTINUED)               Table II -- Derivative Securities Acquired, Disposed of, or Benficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of    2.Conver-  3.Trans- 4.Tansac-  5.Number of  6.Date Exercis-  7.Title and     8.Price   9.Number   10.Owner-  11.Nature
  Derivative    sion or    action   tion       Derivative   able and         Amount of       of        of Deri-    ship       of In-
  Security      Exercise   Date     Code       Securities   Expiration       Underlying      Deri-     vative      Form of    direct
 (Instr.3)      Price of  (Month/  (Instr.8)   Acquired     Date             Securities      vative    Secur-      Deriva-    Bene-
                Deri-      Day/                (A) or      (Month/Day/      (Intr. 3         Secu-     ities       tive       ficial
                vative     Year)               Disposed     Year)            and 4)          rity      Benefi-     Security:  Owner-
                Security                       of (D)     ----------------- -------------   (Instr.    cially      Direct     ship
                                               (Instr.3,                            Amount   5)        Owned       (D) or    (Instr.
                                                4 and 5)                            or                 at End      Indirect   4)
                                                          Date       Expir-  Title  Number             of          (I)
                                                          Exer-      ation          of                 Month       (Instr.4)
                                   Code   V     (A)  (D)  cisable    Date           Shares            (Instr.4)
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Explanation of Responses:

(1)   On January 19, 1999, the reporting person's wife notified her broker to rescind the sales reported to have occurred on January
      14 and 15, 1999, which resulted in the broker purchasing shares on the open market to cover the sale.

(2)   The reporting person disclaims beneficial ownership of all securities held by his spouse, and this report should not be deemed an admission that the reporting person is the beneficial  owner of such securities for purposes of Section 16 or for any other purpose.

                                                                                        /s/ Lawrence J. Troyna              02/05/99
Note. File three copies of this Form, one of which must be manually signed.             --------------------------------   --------
  If space provided is insufficient, see Instruction 6 for procedure.                   ** Signature of Reporting Person     Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
